Exhibit 4.1

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

ANTHERA PHARMACEUTICALS, INC.

Dated as of September 12, 2016 (the “Effective Date”)

Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, [Name ], a [State][Type of Entity] (each, a “Warrantholder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from the Company up to [●] shares of Common Stock (as hereinafter defined). This Warrant (this “Warrant” or this “Agreement”) is issued pursuant to the Subscription Agreement, dated as of September 6, 2016, between the Company and the Warrantholder (the “Subscription Agreement”), which relates to, among other things, the offer and sale by the Company of shares of Series X Convertible Preferred Stock (the “Series X Preferred”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

SECTION 1.	GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

(a) For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to such number of shares of Common Stock (as defined below) as determined in Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8 hereof. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Certificate of Designation” means that certain Certificate of Designation of Preferences, Rights and Limitations filed by the Company with the Delaware Secretary of State on September 7, 2016 with respect to the Series X Preferred.

“Charter” means the Company’s Fifth Amended and Restated Certificate of Incorporation or other constitutional document, as may be amended and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share, as presently constituted under the Charter, and any class and/or series of Company capital stock for or into which such common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Conversion Price” means the ‘Conversion Price’ as defined in the Certificate of Designation.

“Exercise Price” means 120% of the Conversion Price, as it may be adjusted from time to time under the Certificate of Designation.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole.

“Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all assets of the Company, (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of preferred stock, other securities or property of another entity, or (iii) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the then-effective Exercise Price multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

(b) Number of Shares. Subject to Section 8 hereof, this Warrant shall be exercisable for a number of shares of Common Stock, as such number may be adjusted from time to time in accordance with the provisions of this Warrant, to be calculated by dividing $[__] by the Conversion Price.

SECTION 2.	TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein shall commence on the Effective Date and shall end at 5:30 p.m. (Pacific Time) on September 13, 2019.

SECTION 3.	EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, after the six-month and one-day anniversary of the Effective Date and until 5:00 p.m., New York time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three Trading Days thereafter (the “Share Delivery Date”), the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Warrant, if any. Notwithstanding the foregoing, if the issuance of the shares of Common Stock underlying this Warrant (the “Warrant Shares”) has been registered under the Act, then delivery of the Warrant Shares shall instead be made via DWAC to such account as may be directed on the Notice of Exercise.

The Purchase Price may be paid at the Warrantholder’s election either (i) by wire transfer, cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement setting forth the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue shares of Common Stock in accordance with the following formula:

X =    Y(A-B)

                A

Where:	X	=	the number of shares of Common Stock to be issued to the Warrantholder.

	Y	=	the number of shares of Common Stock requested to be exercised under this Agreement.

	A	=	the Current Fair Market Value of one share of Common Stock at the time of exercise.

	B	=	the then-effective Exercise Price.

For purposes of this Warrant, the “Current Fair Market Value” of shares of Common Stock shall mean with respect to each share of Common Stock:

(i) at all times when the Common Stock shall be traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service, the closing price of the Common Stock ending the Trading Day prior to the day the current fair market value of the securities is being determined;

(ii) if the exercise is in connection with a Merger Event, the fair market value of a share of Common Stock shall be deemed to be the per share value received by the holders of the outstanding shares of Common Stock pursuant to such Merger Event as determined in accordance with the definitive transaction documents executed among the parties in connection therewith; or

(iii) in cases other than as described in the foregoing clauses (i) and (ii), the current fair market value of a share of Common Stock shall be determined in good faith by the Company’s Board of Directors.

Upon partial exercise by either cash or, upon request by the Warrantholder and surrender of all or a portion of this Warrant, Net Issuance, prior to the expiration or earlier termination hereof, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof. For the avoidance of doubt, the surrender of this Warrant shall not be required to exercise this Warrant and the surrender shall only be required for the issuance of a replacement Warrant following a partial exercise.

(b) Buy-In. If the Company fails to deliver to the Warrantholder the applicable certificate or certificates or to effect delivery of the Warrant Shares via DWAC, as applicable, by the Share Delivery Date pursuant to Section 3(a) (other than a failure caused by incorrect or incomplete information provided by the Warrantholder to the Company), and if after such Share Delivery Date such Warrantholder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Warrantholder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Warrantholder of the Warrant Shares which such Warrantholder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Warrantholder (in addition to any other remedies available to or elected by such Warrantholder) the amount by which (x) such Warrantholder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Warrantholder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Warrantholder, either reissue (if surrendered) the portion of the Warrant so exercised or deliver to such Warrantholder the number of Warrant Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 3(a). For example, if a Warrantholder purchases common stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Warrantholder $1,000. The Warrantholder shall provide the Company written notice after the occurrence of a Buy-In, indicating the amounts payable to such Warrantholder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Warrantholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof; provided, however, that the Warrantholder shall not be entitled to both (i) require the reissuance of the portion of the Warrant that was attempted to be exercised for which such exercise was not timely honored, and (ii) receive the number of Warrant Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 3(a).

SECTION 4.	RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5.	NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Current Fair Market Value of such fractional share.

SECTION 6.	NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

Without limitation of any provision hereof, Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7.	WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g) below. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.	ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

(a) Merger Event. If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of capital stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to ensure that the provisions of this Agreement (including adjustments of the Exercise Price and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of the Company under this Agreement; provided that if the Reference Property includes shares of stock or other securities and assets of an entity other than the successor or purchasing company, as the case may be, in such Merger Event, then such other entity shall assume the obligations of the Company under this Agreement and any such assumption shall contain such additional provisions to protect the interests of the Warrantholder as reasonably necessary by reason of the foregoing (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder). In connection with a Merger Event and upon Warrantholder’s written election to the Company, this Warrant shall be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Reclassification of Shares. Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes of securities, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of shares of Common Stock for which this Warrant is exercisable shall be proportionately increased; or

(ii) make any other dividend or distribution on or with respect to Common Stock, except any dividend or distribution (A) in cash, or (B) specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock (or other stock for which the Common Stock is convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its outstanding Common Stock, payable in stock, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of Common Stock.

SECTION 9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Company covenants and agrees that all shares of Common Stock, if any, that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and non-assessable. The Company further covenants and agrees that the Company will, at all times during the term hereof, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the term hereof the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) except as could not reasonably be expected to have a Material Adverse Effect, does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals. No consent or approval of, giving of notice to, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of any required notices pursuant to federal and state securities laws, which filings will be effective by the time required thereby.

SECTION 10.	BENEFICIAL OWNERSHIP LIMITATION.

Notwithstanding anything herein to the contrary, the Company shall not honor any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on an applicable Notice of Exercise, such Warrantholder (together with such Warrantholder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the U.S. Securities and Exchange Commission (the “Commission”), including any “group” of which the Warrantholder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Warrantholder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) exercise of the remaining, unexercised portion of any Warrant beneficially owned by such Warrantholder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Warrantholder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 10, in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Company that is filed with the Commission, or (C) a more recent notice by the Company or the Company’s transfer agent to the Warrantholder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Warrantholder (which may be by email), the Company shall, within three (3) trading days thereof, confirm in writing to such Warrantholder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including exercise of this Warrant, by such Warrantholder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Warrantholder. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 10); provided, however, that by written notice to the Company, which will not be effective until the 61st day after such notice is delivered to the Company, the Warrantholder may waive or amend the provisions of this Section 10 to change the Beneficial Ownership Limitation to any other number less than or equal to 19.99%, and the provisions of this Section 10 shall continue to apply. The Company shall be entitled to rely on representations made to it by the Warrantholder in any Notice of Exercise regarding its Beneficial Ownership Limitation.

SECTION 11.	TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12.	MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(d), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) personal delivery to the party to be notified, (ii) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next Trading Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

[WARRANTHOLDER NAME]

Attention: [Name]

[Address]

Facsimile: [Number]

Telephone: [Number]

If to the Company:

ANTHERA PHARMACEUTICALS, INC.

Attention: Paul Truex

25801 Industrial Blvd, Suite B, Hayward, California 94545;

with a copy to Bradley A. Bugdanowitz, Esq.

Goodwin Procter LLP, Three Embarcadero Center, 24th

Floor, San Francisco, California 94111.

or to such other address as each party may designate for itself by like notice.

(g) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(m), 12(n), 12(o), 12(p) and 12(q).

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Warrantholder at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter during the term of this Agreement.

(l) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m) Governing Law. This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in San Francisco County, State of California; (ii) waives any objection as to jurisdiction or venue in San Francisco County, State of California; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv)

irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(f), and shall be deemed effective and received as set forth in Section 12(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(p) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(q) Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	ANTHERA PHARMACEUTICALS, INC.

By:
Name:
Title:

WARRANTHOLDER:	[ ]

By:
Name:
Title:

EXHIBIT I

NOTICE OF EXERCISE

To:	[ ]

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of the Common Stock of [ ], pursuant to the terms of the Agreement dated the [ ] day of [ , ] (the “Agreement”) between [ ] and the Warrantholder, and tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any. [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address / DWAC instructions )

WARRANTHOLDER:	[ ]

By:
Name:
Title:

EXHIBIT II

1.	ACKNOWLEDGMENT OF EXERCISE

The undersigned [                                         ], hereby acknowledge receipt of the “Notice of Exercise” from [                    ], to purchase [                ] shares of the Common Stock of [                    ], pursuant to the terms of the Agreement, and further acknowledges that [                ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	[ ]

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.